Calculation of Filing Fee Tables
Form S-3
(Form Type)
Fortitude Life Insurance & Annuity Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	Rule 457(o)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	Rule 457(o)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Individual Index-linked Annuity Interests	Rule 415(a)(6)	(1)(2)	(1)(2)	To be completed by Pre-effective Amendment		N/A	Form S-3	333-252774	05/21/2021	To be completed by Pre-effective Amendment
	Total Offering Amounts							$___
	Total Fees Previously Paid							$___
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.
(2)
In accordance with Rule 415(a)(6) the offering of securities under the registration statement filed on Form S-3, File No. 333-252774, will be deemed terminated as of the date of the Effective Date of this Registration Statement.